UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 18, 2009

The St. Joe Company
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	1-10466	59-0432511
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

245 Riverside Avenue, Suite 500, Jacksonville, Florida		32202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	904-301-4200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On June 18, 2009, The St. Joe Company, as plan sponsor of The St. Joe Company Pension Plan (the "Pension Plan"), signed a commitment to purchase a group annuity contract from Massachusetts Mutual Life Insurance Company for the benefit of the retired participants and certain other former employee participants in the Pension Plan. Current employees and those former employees with cash balances in the Pension Plan are not affected by the transaction.

The purchase price of the annuity is approximately $101 million, which was funded from the assets of the Pension Plan on June 25, 2009. We estimate that the transaction will result in the transfer and settlement of pension benefit obligations in the approximate amount of $93 million. With an estimated $73 million of assets and $28 million of benefit obligations remaining in the Pension Plan after the completion of the transaction, the Pension Plan’s funded ratio will increase from approximately 145% to approximately 260%.

In connection with the transfer of the Pension Plan obligations and assets described above, we will record a non-cash charge to earnings for the second quarter of 2009 in the approximate amount of $43 million pre-tax, or approximately $27 million after tax. We will also record a credit in Accumulated Other Comprehensive Income on our Consolidated Balance Sheet offsetting the non-cash charge to earnings. As a result, we do not expect the transaction to have a material impact on our tangible net worth, calculated for purposes of our $100 million revolving credit facility.

The foregoing estimates are based on actuarial calculations as of May 31, 2009, which will change through June 30, 2009, the measurement date for accounting purposes.

Additional information regarding this event is set forth in our press release dated June 25, 2009, a copy of which is filed as exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1 Press Release dated June 25, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The St. Joe Company

June 25, 2009	By:	/s/ William S. McCalmont

Name: William S. McCalmont
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated June 25, 2009.